Exhibit 23.1
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of MRV Communications, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of MRV Communications, Inc. on Forms S-8 (File Nos. 333-87735, effective September 24, 1999, 333-47896, effective October 18, 2000, 333-81956, effective February 1, 2002, 333-107109, effective July 17, 2003, 333-129364, effective November 1, 2005, 333-167971, effective July 2, 2010, 333-168910, effective August 17, 2010 and 333-204554, effective May 29, 2015).

/s/ GRANT THORNTON LLP

Los Angeles, California
March 9, 2016